                                                                   EXHIBIT 10.22




                              EMPLOYMENT AGREEMENT

         This Agreement (this "Agreement"), dated as of January 1, 2001, is made by and between Marisa Christina, Incorporated, a Delaware corporation (the "Corporation") and Michael H. Lerner (the "Executive").

                                    RECITALS

         1. The Executive is Chairman of the Board of Directors of the Corporation and of Marisa Christina Apparel, Inc., a Delaware corporation and a wholly-owned subsidiary of the Corporation (the "Subsidiary"), and is currently employed as the Chief Executive Officer and the President of the Corporation.

         2. The Corporation desires to continue the services of the Executive as Chairman of the Board of Directors, Chief Executive Officer and President of the Corporation and the employment of the Executive with the Corporation and to enter into an agreement embodying the terms of those continued relationships.

         3. The Executive is willing to continue to serve as Chairman of the Board of Directors of the Corporation and is willing to accept continued employment by the Corporation on the terms set forth herein.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and other good and valuable consideration, the Corporation and the Executive hereby agree as follows.

         1. Definitions.

         1.1. "Adjusted Operating Earnings" means (a) the Corporation's net earnings, plus (b) any extraordinary or non-recurring items of expense (including, without limitation, any items of expense associated with the Corporation's Offering (as hereinafter defined) and related Reorganization (as hereinafter defined) and related transactions, charged against such earnings, plus (c) interest expense (including deferred financing costs) in respect of indebtedness and capitalized leases charged against such net earnings, other than such interest expense in respect of indebtedness under revolving credit or similar arrangements to finance inventories and receivables, plus (d) tax expense in respect of all taxes measured or levied on the basis of the Corporation's earnings or profits charged against such net earnings, all as determined by reference to the Corporation's audited financial statements for such year, plus (e) bonus expense in respect of this Agreement, and other bonuses paid or payable to senior executives of the Corporation and/or all subsidiaries, including Marisa Christina Apparel, Inc. With regard to the Corporation's Adjusted Operating Earnings for 1994, such Earnings will be determined on a pro forma basis, as if the Corporation's reorganization and Offering (as those terms are defined in, and pursuant to, the Corporation's Agreement and Plan of Reorganization, dated June 22, 1994), and the application of the net proceeds from the Offering, were consummated on January 1, 1994.

         1.2. "Affiliate" means any person or entity controlling, controlled by or under common control with the Corporation.

         1.3. "Board" means the Board of Directors of the Corporation.

         1.4. "Cause" means (a) the Executive is convicted of a felony, or (b) the Executive, in carrying out his duties and responsibilities under this Agreement, is guilty of gross neglect or gross misconduct resulting, in either case, in material economic harm to the Corporation and/or the Subsidiary.

         1.5. "Commencement Date" has the meaning assigned to it in Section 3.

         1.6. "Date of Termination" means (a) in the case of a termination for which a Notice of Termination is required, the date of actual receipt of such Notice of Termination or, if later, the date specified therein, as the case may be, and (b) in all other cases, the actual date on which the Executive's employment terminates during the Term of Employment.

         1.7. "Disability" means the Executive's inability to render, for a period of six consecutive months, services hereunder by reason of permanent disability, as determined by the written medical opinion of an independent medical physician mutually acceptable to the Executive and the Corporation. If the Executive and the Corporation cannot agree as to such an independent medical physician each shall appoint one medical physician and those two physicians shall appoint a third physician who shall make such determination.

         1.8. "Good Reason" means and shall be deemed to exist if, without the prior express written consent of the Executive, (a) the Executive is assigned any duties or responsibilities inconsistent in any material respect with the scope of the duties or responsibilities associated with the Executive's titles or positions, as set forth and described in Section 4 of this Agreement; (b) the Executive suffers a reduction in the duties, responsibilities or effective authority associated with his titles and positions as set forth and described in
Section 4 of this Agreement; (c) the Executive is not appointed to, or is removed from, the offices or positions provided for in Section 4 of this Agreement, other than under circumstances involving Cause; (d) the Corporation fails to substantially perform any material term or provision of this Agreement;
(e) the Executive's compensation (including base compensation and/or method of calculation of bonus) provided for hereunder is decreased; (f) the Executive's office location is changed to a location more than fifty (50) miles from its location on the date hereof in New York, New York; (g) the Corporation fails to obtain the full assumption of this Agreement by a successor entity in accordance with Section 11.2 of this Agreement; (h) the Corporation continually fails to reimburse the Executive for business expenses in accordance with Section 5.3 of this Agreement; (i) the Corporation purports to terminate the Executive's employment for Cause and such purported termination of employment is not effected in accordance with the requirements of this Agreement; (j) the Executive shall not be nominated or elected, or shall be removed, as a director and Chairman of the Board of Directors of each of the Corporation and the Subsidiary; (k) the Board or the shareholders of the Corporation or the Subsidiary, as may be required to authorize the same, shall approve (i) any liquidation of the Corporation, or the sale of substantially all of the assets of the Corporation taken as a whole, or (ii) any merger, consolidation and/or other business combination involving the Corporation or any combination of any such transactions (a "Transaction"), other than a Transaction
(A) involving only the Corporation and the Subsidiary, or (B) immediately after which the shareholders of the Corporation who were shareholders immediately prior to the transaction continue to own beneficially, directly or indirectly, in substantially similar proportions to those in effect immediately prior to such transaction more than fifty (50%) of the then outstanding voting securities of the Corporation and the Subsidiary; (l) any Person or group (as such term is defined in Rule 13d-5 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of related Persons which is not an Affiliate of the Corporation or the Subsidiary as of the Commencement Date shall beneficially own, directly or indirectly, more than fifty (50%) of the then outstanding voting stock of the Corporation or the Subsidiary. For purposes of this Agreement, "Person(s)" means any individual, entity, or other person, as defined in Section 3(a)(9) of the Exchange Act, and as used in Sections 13(d) and 14(d) thereof; or (n) the Corporation shall engage in any Business Combination with an Interested Person, each as defined in Article Fifth of the Corporation's Restated Certificate of Incorporation.

         1.9. "Retirement" means the termination of the Executive's employment with the Corporation for any reason at any time after (a) the Executive attains age sixty-five (65) or (b) the Executive meets the requirements for early or regular retirement under the Corporation's retirement policy, assuming for this purpose that she were a participant in such plan.

         1.10. "Term of Employment" has the meaning assigned to it in Section 3.

         2. Employment. Subject to the terms and provisions set forth in this Agreement, the Corporation hereby employs the Executive during the Term of Employment as the Chief Executive Officer and President of the Corporation, agrees to cause the Executive to be a director of the Subsidiary during the Term of Employment and the Executive hereby accepts such employment.

         3. Effective Date and Term of Employment. (a) The term of employment under this Agreement shall commence as of January 1, 2001 (the "Commencement Date") and shall, unless extended as hereinafter provided, terminate on December 31, 2003 (the "Term of Employment").

         (b) On the initial termination date of the Term of Employment, and each succeeding anniversary, the Term of Employment shall automatically be extended for an additional one year period unless, not later than six (6) months prior to any such anniversary, either party to this Agreement shall have given written notice to the other that the Term of Employment shall not be extended or further extended beyond its then already automatically extended term, if any.

         4. Positions, Responsibilities and Duties.

         4.1. Positions. During the Term of Employment, the Executive shall be employed as, and the Corporation shall at all times cause the Executive to be, the Chief Executive Officer and President of the Corporation. In addition to such positions, the Corporation shall use its best efforts to ensure that the Executive is elected by the shareholders of the Corporation to serve as a director of the Corporation during the Term of Employment, and shall use its best efforts to ensure that Executive is the Chairman of the Board of Directors. In such positions, the Executive shall have the duties, responsibilities and authority normally associated with the office and position of chairman, director, chief executive officer and president of a corporation, but in no event shall the Executive's duties, responsibilities and/or effective authority with respect to the Corporation be less than the duties, responsibilities and effective authority the Executive possessed immediately prior to the date of this Agreement. No other employee of the Corporation shall have authority and responsibilities that are equal to or greater than those of the Executive. The Executive shall report solely and directly to the Board, and all other officers and other employees of the Subsidiary shall report directly to the Executive or the Executive's designees. No provision of this Section 4.1, however, shall preclude the Board from soliciting information from any officer or employee of the Corporation.

         4.2. Duties. During the Term of Employment, the Executive shall devote all or substantially all of Executive's business time and effort to perform the duties associated with his offices and positions as set forth in Section 4.1 and shall use his best efforts to perform faithfully and efficiently the duties and responsibilities contemplated by this Agreement; provided, however, that the Executive shall not be limited from serving as a director of other companies and shall not be required to perform any duties and responsibilities which would be likely to result in a non-compliance with or violation or breach of any applicable law or regulation.

         5. Compensation and Other Benefits.

         5.1. Base Salary. During the Term of Employment, the Executive shall receive a base salary ("Base Salary"), payable in equal monthly installments, of $500,000 per annum. After the initial termination date of the Term of Employment, such Base Salary shall be reviewed annually for increase (but not decrease) in the sole discretion of the Compensation Committee of the Board.

         5.2. Bonuses. During the Term of Employment, the Executive shall be eligible to participate, as determined by the Compensation Committee of the Board, in all incentive compensation plans and programs maintained by the Corporation and/or the Subsidiary for the benefit of senior executives, including without limitation bonus and stock option or other stock-based compensation plans. In particular, and without limiting the foregoing, during the Term of Employment, the Executive will be paid bonuses ("Bonuses"), on April 30 next following a year that included a portion of the Term of Employment, equal to four percent (4%) of (a) the difference of the Corporation's Adjusted Operating Earnings for such year over $3.0 million, multiplied by (b) a fraction, the numerator of which is the number of days during such year which include the Term of Employment, and the denominator of which is the number of days (365 or 366) in such year, provided, that in calculating the bonus, if any, payable in respect of 1994, the fraction in clause (b) will be deemed to be 1, as if the Term of Employment covered the entire year of 1994.

         5.3. Expense Reimbursement. During the Term of Employment, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in performing his duties and responsibilities hereunder in accordance with the policies and procedures of the Corporation as in effect and actually applied immediately prior to the Commencement Date, including without limitation an automobile allowance and/or reimbursement, which will cover, among other things, expenses for automobile garage parking, automobile insurance and other automobile expenses, or, if more favorable to the Executive, as in effect at any time thereafter with respect to the Executive or other executives of the Corporation or the Subsidiary.

         5.4. Vacation and Fringe Benefits.

         (a) The Corporation shall maintain disability insurance for the benefit of the Executive, and shall maintain such insurance so long as the Executive remains a senior executive officer of the Corporation, provided that (i) the aggregate amount of such insurance coverage shall be reduced if and to the extent necessary to reduce the aggregate annual premium payable by the Corporation to ten thousand ($10,000) dollars. The Corporation may, at its election and for its benefit, insure the Executive against death and/or disability and the Executive agrees to cooperate with the Corporation in obtaining such policies and in maintaining the same in full force and effect throughout the Term of Employment.

         (b) During the Term of Employment, the Executive shall also be entitled to such paid vacation, fringe benefits and perquisites as provided to the Executive by the Corporation immediately prior to the Commencement Date or, if more favorable to the Executive, as provided by the Corporation at any time thereafter.

         5.5. Office and Support Staff. Unless the Executive otherwise agrees in writing, during the Term of Employment the Executive shall be entitled to executive secretarial and other administrative assistance of a type and extent, and to an office or offices (with furnishings and other appointments) of a type and size, at least equal to that provided to the Executive immediately prior to the date of this Agreement.

         6.  Termination.

         6.1. Termination Due to Death or Disability. The Corporation may terminate the Executive's employment hereunder due to Disability. In the event of the Executive's death or a termination of the Executive's employment by the Corporation due to Disability, the Executive, his estate or his legal representative, as the case may be, shall be entitled to receive:

                  (a) Base Salary continuation at the rate in effect (as provided for by Section 5.1 of this Agreement) on the Date of Termination through the later to occur of (i) the first anniversary of such termination, or (ii) the end of the Term of Employment;

                  (b) the product of any annual bonus paid or payable (and annualized for any fiscal year consisting of less than 12 months) to Executive for the most recently completed fiscal year during the Term of Employment and a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365.

                  (c) any deferred compensation not yet paid to the Executive (including, without limitation, interest or other credits on such deferred amounts) and any accrued vacation pay; and

                  (d) reimbursement for expenses incurred but not yet paid prior to such death or Disability; and

                  (e) any other compensation or benefits which may be owed or provided to the Executive in accordance with the terms and provisions of any applicable agreements, plans and programs of or made by the Corporation .

         Anything in this Agreement to the contrary notwithstanding, the Executive's family shall be entitled to receive benefits at least equal to the most favorable benefits provided by the Corporation to surviving families of employees of the Corporation under such plans, programs, practices and policies relating to family death benefits, if any, in accordance with the most favorable plans, programs, practices and policies of the Corporation in effect on the date of the Executive's death with respect to other key employees of the Corporation and their families. Anything in this Agreement to the contrary notwithstanding, the Executive shall be entitled after the Disability Date of Termination to receive disability and other benefits at least equal to the most favorable of those provided by the Corporation to disabled employees and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, in effect at any time during the ninety (90) day period immediately preceding the Disability Date of Termination with respect to other key employees of the Corporation and their families.

         6.2. Termination by the Corporation for Cause. The Corporation may terminate the Executive's employment hereunder for Cause as provided in this
Section 6.2. If the Corporation terminates the Executive's employment hereunder for Cause, the Executive shall be entitled to receive:

                  (a) Base Salary at the rate in effect (as provided for by Section 5.1 of this Agreement) at the time of such termination through the Date of Termination;

                  (b) any deferred compensation (including, without limitation, interest or other credits on such deferred amounts) and any accrued vacation pay; and

                  (c) reimbursement for expenses incurred, but not yet paid prior to such termination of employment; and

                  (d) any other compensation or benefits which may be owed or provided to the Executive in accordance with the terms and provisions of any applicable agreements, plans and programs of or made by the Corporation.

         In any case described in this Section 6.2, the Executive shall be given written notice authorized by a vote of at least a majority of the members of the Board that the Corporation intends to terminate the Executive's employment for Cause. Such written notice, given in accordance with Section 6.7 of this Agreement, shall specify the particular act or acts, or failure to act, which is or are the basis for the decision to so terminate the Executive's employment for Cause. The Executive shall be given the opportunity within thirty (30) calendar days of the receipt of such notice to meet with the Board to defend such act or acts, or failure to act, and, if such act or failure to act is correctable, the Executive shall be given thirty (30) business days after such meeting to correct such act or failure to act. If such act or failure to act is not correctable or upon failure of the Executive, within such latter thirty (30) day period, to correct such act or failure to act, the Executive's employment by the Corporation shall automatically be terminated under this Section 6.2 for Cause as of the date determined in Section 1.5 of this Agreement. Anything herein to the contrary notwithstanding, if, following a termination of the Executive's employment by the Corporation for Cause based upon the conviction of the Executive for a felony involving actual dishonesty as against the Corporation or the Subsidiary, such conviction is overturned on appeal, the Executive shall be entitled to the payments and benefits that the Executive would have received as a result of a termination of the Executive's employment by the Corporation without Cause.

         6.3. Termination Without Cause or Termination For Good Reason. The Corporation shall be permitted to terminate the Executive's employment hereunder without Cause and the Executive shall be permitted to terminate his employment hereunder for Good Reason. For purposes of this Agreement, such a termination of employment by the Executive shall constitute a "Termination for Good Reason" only if effected in accordance with the notice provisions of Section 6.7(b). If the Corporation terminates the Executive's employment hereunder without Cause, other than due to death or Disability, or if the Executive effects a Termination for Good Reason, the Executive shall be entitled to receive:

                  (a) the product of any annual bonus paid or payable (and annualized for any fiscal year consisting of less than 12 months) to Executive for the most recently completed fiscal year during the Term of Employment (unless in the case of termination by the Corporation without Cause, in which case, such product will be determined by reference to the highest annual bonus paid or payable under this Agreement during the Term of Employment) and a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365.

                  (b) a lump sum payment in an amount equal to the present value of Base Salary owed through the later to occur of (i) the second anniversary of such termination, or (ii) the end of the Term of Employment;

                  (c) any deferred compensation (including, without limitation, interest or other credits on the deferred amounts) and any accrued vacation pay;

                  (d) reimbursement for expenses incurred, but not paid prior to such termination of employment; and

                  (e) any other compensation or benefits which may be owed or provided to the Executive in accordance with the terms and provisions of any applicable agreements, plans and programs of or made by the Corporation.

         6.4. Voluntary Termination. The Executive may effect a Voluntary Termination of his employment hereunder. A "Voluntary Termination" shall mean a termination of employment upon one hundred eighty (180) days prior written notice to the Corporation by the Executive on his own initiative other than (a) a termination due to death or Disability, (b) a Termination for Good Reason, or
(c) a termination due to Retirement. A Voluntary Termination shall not be, nor shall it be deemed to be, a breach of this Agreement and shall entitle the Executive to all of the rights and benefits which the Executive would be entitled in the event of a termination of his employment by the Corporation for Cause.

         6.5. Termination Due to Retirement. The Executive may terminate his employment hereunder as a result of Retirement. If the Executive employment hereunder is terminated due to Retirement, the Executive shall be entitled to receive:

                  (a) Base Salary at the rate in effect (as provided for by Section 5.1 of this Agreement) at the time of such termination through the date of Retirement;

                  (b) any deferred compensation not yet paid to the Executive (including, without limitation, any interest on credits on such deferred amounts) and any accrued vacation pay;

                  (c) reimbursement for expenses incurred but not yet paid prior to the date of Retirement; and

                  (d) any other compensation or benefits which may be owed or provided to the Executive in accordance with the terms and provisions of any applicable agreements, plans and programs of or made by the Corporation .

         6.6. No Mitigation; No Offset. In the event of any termination of employment under this Section 6, the Executive shall be under no obligation to seek other employment and there shall be no offset against any amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that the Executive may obtain. Any amounts due under this Section 6 are in the nature of severance payments, or liquidated damages, or both, and are not in the nature of a penalty.

         6.7. Notice of Termination. Any termination of the Executive's employment by the Corporation for Cause, any Termination for Good Reason, and any termination of employment by the Executive in connection with a Voluntary Termination shall be communicated by a notice of termination to the other party hereto given in accordance with Section 13.3 of this Agreement (the "Notice of Termination"). The Notice of Termination shall be given (a) in the case of a termination for Cause, within 90 business days after a director of the Corporation (excluding the Executive) has actual knowledge of the events giving rise to such purported termination, (b) in the case of a Termination for Good Reason, within one hundred and eighty (180) days of the Executive's having actual knowledge of the event or events constituting Good Reason; and (c) in the case of Voluntary Termination, not later than one hundred fifty (150) days prior to the date of termination specified in such notice. Such notice shall (x) indicate the specific termination provision in this Agreement relied upon, (y) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, as applicable, and (z) if the termination date is other than the date of receipt of such notice, specify the date on which the Executive's employment is to be terminated (which date shall not be earlier than the date on which such notice is actually given).

         6.8. Certain Further Payments by the Corporation.

         6.8.1. Tax Reimbursement Payment. Anything in this Agreement to the contrary notwithstanding, in the event that any amount or benefit paid, payable, or to be paid, or distributed, distributable, or to be distributed to or with respect to the Executive by the Corporation, the Subsidiary or any other Affiliate (collectively, the "Covered Payments"), is or becomes, at any time, as a result of (a) any Internal Revenue Service claims or assertions, or (b)
Section 6.8.2 below or otherwise, subject to the excise tax imposed by or under
Section 4999 of the Code (or any similar tax that may hereafter be imposed), and/or any interest or penalties with respect to such excise tax (such excise tax, together with such interest and penalties, are hereinafter collectively, referred to as the "Excise Tax"), the Corporation shall pay to the Executive at the time specified in Section 6.9 below an additional amount (the "Tax Reimbursement Payment") such that after payment by the Executive of all taxes (including, without limitation, any interest or penalties imposed with respect to such taxes), including, without limitation, any Excise Tax, imposed on or attributable to the Tax Reimbursement Payment provided by this Agreement, the Executive retains an amount of the Tax Reimbursement Payment equal to the sum of
(a) the amount of the Excise Tax imposed upon the Covered Payments, and (b) an amount equal to the product of (i) any deductions disallowed for federal, state or local income tax purposes because of the inclusion of the Tax Reimbursement Payment in the Executive's adjusted gross income, and (ii) the highest applicable marginal rate of federal, state or local income taxation, respectively, for the calendar year in which the Tax Reimbursement Payment is made or is to be made.

         6.8.2. Determining Excise Tax. Except as otherwise provided in Section 6.8.1(a), for purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax,

                  (a) such Covered Payments will be treated as "parachute payments" (within the meaning of Section 280G(b)(2) of the Code) and such payments in excess of the Code Section 280G(b)(3) "base amount" shall be treated as subject to the Excise Tax, unless, and except to the extent that, the Corporation's independent certified public accountants (the "Accountants") or legal counsel reasonably acceptable to the Executive, deliver timely, upon the Executive's request, a written opinion, reasonably satisfactory to the Executive's legal counsel, to the Executive that the Executive has a reasonable basis to claim that the Covered Payments (in whole or in part) (i) do not constitute "parachute payments", (ii) represent reasonable compensation for services actually rendered (within the meaning of Section 28OG(b)(4) of the Code) in excess of the "base amount" allocable to such reasonable compensation, or (iii) such "parachute payments" are otherwise not subject to such Excise Tax (with appropriate legal authority, detailed analysis and explanation provided therein by the Accountants); and

                  (b) the value of any Covered Payments which are non-cash benefits or deferred payments or benefits shall be determined by the Accountants in accordance with the principles of Section 28OG of the Code.

         6.8.3. Applicable Tax Rates and Deductions. For purposes of determining the amount of the Tax Reimbursement Payment, the Executive shall be deemed:

                  (a) to pay federal, state and/or local income taxes at the highest applicable marginal rate of income taxation for the calendar year in which the Tax Reimbursement Payment is made or is to be made, and

                  (b) to have otherwise allowable deductions for federal, state and local income tax purposes at least equal to those disallowed due to the inclusion of the Tax Reimbursement Payment in the Executive's adjusted gross income.

         6.8.4. Subsequent Events. If, pursuant to a written opinion, reasonably satisfactory to the Executive, of the Accountants (or legal counsel reasonably acceptable to the Executive) delivered to the Executive, the Excise Tax is subsequently determined on a reasonable basis and in good faith (other than as a result of a tax contest) to be less than the amount taken into account hereunder in calculating any Tax Reimbursement Payment made, the Executive shall repay to the Corporation the portion of any prior Tax Reimbursement Payment that would not have been paid if such redetermined Excise Tax had been applied in calculating such Tax Reimbursement Payment, plus interest on the amount of such repayment at the mid-term discount rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the immediately foregoing sentence, if any portion of the Tax Reimbursement Payment to be refunded to the Corporation has been paid to any federal, state or local tax authority, repayment thereof shall not be required until an actual refund or credit of such portion has been made to or obtained by the Executive from such tax authority, and any interest payable to the Corporation shall not exceed the interest received or credited to the Executive by any such tax authority. The Executive shall be fully indemnified by the Corporation for any out-of-pocket costs, expenses or fees attributable to the filing of any refund or other claim. The Executive and the Corporation shall mutually agree upon the course of action to be pursued (and the method of allocating the expenses thereof) if any good faith claim for refund or credit from such tax authority made by the Executive is denied.

         Notwithstanding the immediately preceding paragraph, if, in the written opinion of the Executive's tax advisors delivered to the Accountants and the Corporation, the Excise Tax is later determined to exceed the amount taken into account by the Accountants or legal counsel, as the case may be, hereunder at the time any Tax Reimbursement Payment is made by reason of (i) manifest error,
(ii) any payment the existence or amount of which could not be or was not determined or known about at the time of any Tax Reimbursement Payment, or (iii) any determination, claim or assertion made by any tax authority that the Excise Tax is or should be greater than the amount of such Excise Tax taken into account previously by the Accountants or legal counsel, as the case may be, or as otherwise previously determined, the Corporation shall make an additional Tax Reimbursement Payment in respect of such excess Excise Tax (which Tax Reimbursement Payment shall include, without limitation, any interest or penalties payable with respect to such excess Excise Tax) at the time specified in Section 6.9 below. With respect to this Section 6.8.4, if any such tax authority makes such a determination, the Executive shall notify the Corporation of such occurrence. If the Corporation obtains (at the Corporation's sole expense) an opinion of legal counsel reasonably satisfactory to the Executive that it is more likely than not that the Executive would succeed in disputing such claim, assertion or determination of such tax authority, the Executive shall, at the sole expense of the Corporation, make a good faith effort to contest such claim, assertion or determination of such tax authority in all relevant administrative proceedings with such tax authority and in any related judicial proceeding (excluding any appeals thereof); provided, however, that if the Executive determines in good faith that the continued contest of any such claim, assertion or determination with such tax authority would have an adverse impact on his overall tax position (which good faith determination shall take into account the magnitude of the amounts involved), then, upon receipt of notice by the Corporation from the Executive to that effect, the Executive shall, without foregoing any right to receive any Tax Reimbursement Payment described in this Section 6.8, have no further obligation to pursue any such contest with any such tax authority. The Executive may, as a condition to pursuing or commencing any contest described in this Section 6.8.4 in any judicial proceedings (which proceedings shall be in a forum chosen at the sole discretion of the Executive), require the Corporation to advance any amount of tax required to be paid in order to pursue such contest. In conducting any contest described in this Section 6.8.4, the Executive shall use his best efforts to keep the Corporation advised and will permit the Corporation to prepare and suggest appropriate responses and actions that may be reasonably made or taken by the Executive. Notwithstanding the above, the decisions as to such response or actions shall be solely that of the Executive and the Executive shall have the sole right to control the proceeding. The Corporation shall bear all expenses of any proceeding relating to any contest described in this Section 6.8.4, whether incurred by the Corporation or the

Executive, including, without limitation, all fees and disbursements of attorneys, accountants and expert witnesses and any additional interest or penalties applicable. Nothing contained in this Agreement shall under any circumstances give the Corporation any right to examine the tax returns or any other records of the Executive.

         6.9. Payment. Except as otherwise provided in this Agreement, and except with respect to continued payment of Base Salary in accordance with any provisions of this Agreement, any payments to which the Executive shall be entitled under this Section 6 shall be made as promptly as possible following
(a) the Date of Termination, (b) the payment of any Covered Payments, or (c) the delivery of the opinion of the Executive's tax advisors, in accordance with
Section 6.8.4. If the amount of any payment due to the Executive cannot be finally determined with ninety (90) days after the Date of Termination, such amount shall be estimated on a good faith basis by the Corporation and the estimated amount shall be paid no later than ninety (90) days after such Date of Termination. As soon as practicable thereafter, the final determination of the amount due shall be made and any adjustment requiring a payment to or from the Executive shall be made as promptly as practicable.

         7. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any bonus or incentive plan or program provided or maintained by the Corporation, the Subsidiary or any other Affiliate and for which the Executive may qualify or be selected, nor shall anything herein limit or otherwise prejudice such rights as the Executive may have under any other existing or future agreements with the Corporation, the Subsidiary or any Affiliate, including, without limitation, any change of control agreements or any stock option or restricted stock agreements. Except as otherwise expressly provided for in this Agreement, amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plans or programs of the Corporation, the Subsidiary or any other Affiliate at or subsequent to the Date of Termination shall be payable in accordance with such plans or programs.

         8. Full Settlement. The Corporation's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Corporation may have against the Executive or others.

         9. Legal Fees and Expenses. In the event that a claim for payment or benefits under this Agreement is disputed, each of the parties hereto shall pay its own attorney fees and expenses incurred in connection with such dispute. In addition, each party shall pay its own legal fees and expenses incurred in connection with the preparation and negotiation of this Agreement.

         10. Confidential Information and Noncompetition.

         10.1. Confidential Information. The Executive shall not, during the Term of Employment and thereafter, without the prior express written consent of the Corporation or the Subsidiary, disclose any confidential information, knowledge or data relating to the Corporation, the Subsidiary or any other Affiliate and their respective businesses, which (a) was obtained by the Executive in the course of the Executive's employment with the Corporation, and
(b) which is not information, knowledge or data otherwise in the public domain (other than by reason of a breach of this provision by the Executive), unless required to do so by a court of law or equity or by any governmental agency or other authority. In no event shall an asserted violation of this Section 10.1 constitute a basis for delaying or withholding the payment of any amounts otherwise payable to the Executive under this Agreement.

         10.2. Noncompetition. If the Executive terminates his employment hereunder pursuant to Section 6.4 of this Agreement, or if the Corporation terminates Executive's employment hereunder pursuant to Section 6.1 or 6.2, then the Corporation, by written notice given to the Executive within thirty (30) days after the Executive delivers a Notice of Termination in connection with a Voluntary Termination, may require that this Section 10.2 apply, subject to the Corporation complying with its obligations under this Agreement. If the Corporation gives notice to the Executive as provided in the preceding sentence, then the Executive, without the express written consent of the Corporation, shall not, for the twelve month period following the Date of Termination, engage in any business, whether as an employee, consultant, partner, principal, agent, representative or stockholder (other than as a stockholder of less than a five (5%) percent equity interest) or in any other corporate or representative capacity, if it involves engaging in, or rendering services or advice pertaining to, any lines of business the Corporation or the Subsidiary was actively conducting on the Date of Termination. If the Corporation shall institute any action or proceeding to enforce the provisions of this Section 10.2, or shall file any claim in any proceeding to enforce such provisions, the Executive hereby waives the claim or defense that the Corporation has an adequate remedy at law and waives the requirement that the Corporation post a bond in securing equitable relief, and the Executive shall not contend in any such action or proceeding the claim or defense that an adequate remedy at law exists.

         11. Successors.

         11.1. The Executive. This Agreement is personal to the Executive and, without the prior express written consent of the Corporation, shall not be assignable by the Executive, except that the Executive's rights to receive any compensation or benefits under this Agreement may be transferred or disposed of pursuant to testamentary disposition; intestate succession or pursuant to a domestic relations order of a court of competent jurisdiction. This Agreement shall inure to the benefit of and be enforceable by the Executive's heirs, beneficiaries and/or legal representatives.

         11.2. The Corporation. This Agreement shall inure to the benefit of and be binding upon the Corporation and its successors and assigns. The Corporation shall require any successor to all or substantially all of the business and/or assets of the Corporation or the Subsidiary, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Corporation would be required to perform if no such succession had taken place.

         12. Miscellaneous.

         12.1. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, applied without reference to principles of conflict of laws.

         12.2. Amendments. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

         12.3. Notices. All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

         If to the Executive:


         If to the Corporation:          Marisa Christina, Incorporated
                                         8101 Tonnelle Avenue
                                         North Bergen, New Jersey 07047

         copy to:                        Brett Meyer, Esq.
                                         Pryor Cashman Sherman & Flynn, LLP
                                         410 Park Avenue
                                         New York, New York 10022

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

         12.4. Withholding. The Corporation may withhold from any amounts payable under this Agreement such federal, state or local income taxes as shall be required to be withheld pursuant to any applicable law or regulation.

         12.5. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

         12.6. Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

         12.7. Beneficiaries/References. The Executive shall be entitled to select (and change) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive's death, and may change such election, in either case by giving the Corporation written notice thereof. In the event of the Executive's death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to other beneficiary(ies), estate or his legal representative(s).

         12.8. Entire Agreement. Upon the commencement of the Term of Employment, this Agreement will contain the entire agreement between the parties concerning the subject matter hereof and will supersede all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect to the subject matter hereof, including the Old Employment Agreement, which is hereby terminated, discharged and released, but excluding the Director Indemnification Agreement dated as of June 30, 1994, by and between the Corporation and the Executive.

         12.9. Representation. The Corporation represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between the Corporation and any other person, firm or organization or any applicable laws or regulations.

         12.10. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement or the Executive's employment hereunder to the extent necessary to the intended preservation of such rights and obligations.

         13. Arbitration.

         (a) Any controversy arising out of or relating to this Agreement shall be settled by arbitration in New York pursuant to the rules of the American Arbitration Association, and judgment may be entered in any Court having jurisdiction.

         (b) The parties consent to the jurisdiction of the Supreme Court of the State of New York, and of the United States District Court for the Southern District of New York, for all purposes in connection with arbitration, including the entry of judgment on any award; and consent that any process, notice, motion or other application to either of said courts, and any papers in connection with arbitration, may be served by registered or certified mail, return receipt requested, by personal service, or in such other manner as may be permissible under the rules of the applicable court or arbitration tribunal, provided a reasonable time for appearance is allowed.

         (c) The arbitrators shall have no power to alter or modify any express provision of this Agreement, or to render an award which has the effect of altering or modifying any express provision hereof, provided, however, that any application for reformation of this Agreement shall be made to the arbitrators and not to any Court, and the arbitrators shall be empowered to determine whether valid grounds for reformation exist.

         (d) Any arbitration proceeding must be instituted within one year after the claimed breach occurred, and a party's failure to institute arbitration proceedings within such period shall constitute an absolute bar to the institution of any proceedings by said party and a waiver of such claimed breach. Notwithstanding any law or rule to the contrary, the determination of whether said one-year period has expired shall be made by the Court and shall not be within the jurisdiction of the arbitrators.

         (e) The Executive or the Corporation, as the case may be, may be awarded all reasonable attorneys' fees and expenses incurred by the Executive or the Corporation, as the case may be, in connection with any arbitration or court proceeding arising out of this Agreement, in the arbitrators' discretion.

         (f) In the event that any dispute arising under this Agreement shall be submitted to arbitration pursuant to this Section 13, the Executive shall be entitled to receive all compensation, bonuses, benefits and perquisites contemplated by this Agreement during the pendency of any such proceedings unless the Corporation shall place the disputed amount into an interest-bearing escrow account with the Corporation's attorneys, the terms of which escrow shall provide that all escrowed funds shall be immediately distributed to the party or parties entitled thereto immediately upon a determination of the arbitrators which is final, confirmed, and not subject to appeal.

                  IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and the Corporation has caused this Agreement to be executed in its name on its behalf, and its corporate seal to be hereunto affixed and attested by its Secretary, all as of the day and year first above written.


                                             EXECUTIVE


                                             ______________________________
                                             Michael H. Lerner


                                             MARISA CHRISTINA, INCORPORATED


                                             By:___________________________

                                             Its:__________________________